MUTUAL FUND SERVICES AGREEMENT

Fund Accounting Services

Fund Administration Services

Compliance Support Services

between

SPIRIT OF AMERICA INVESTMENT FUND, INC.

and

HUNTINGTON ASSET SERVICES, INC.

September 1, 2012

Exhibit A – Portfolio Listing

Exhibit B – General Description of Fund Accounting Services

Exhibit C – General Description of Fund Administration Services

Exhibit D – General Description of the Huntington Compliance Support Program

Exhibit E – Fees and Expenses

Huntington Asset Services, Inc.	Spirit of America- 1

MUTUAL FUND SERVICES AGREEMENT

AGREEMENT (this “Agreement”), dated as of Sept. 1, 2012, between Spirit of America Investment Fund, Inc., a Maryland corporation (the “Company”) and Huntington Asset Services, Inc., a Delaware corporation (“Huntington”).

WITNESSETH:

WHEREAS, the Company is registered as an open-end, management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Company wishes to retain Huntington to provide certain fund accounting, administration, and compliance support services with respect to certain series of the Company, as listed on Exhibit A (the “Funds”) and Huntington is willing to furnish such services; and

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties hereto hereby agree as follows:

Section 1. Appointment. The Company hereby appoints Huntington to provide fund accounting, fund administration, and compliance support services for the Funds, subject to the supervision of the Board of Directors of the Company (the “Board”), for the period and on the terms set forth in this Agreement. Huntington accepts such appointment and agrees to furnish the services herein set forth in return for the compensation as provided in Section 6 and Exhibit E to this Agreement. The Funds will initially consist of the portfolios, funds and/or classes of shares listed on Exhibit A. The Company shall notify Huntington in writing of each new Fund as it is established. Each new Fund shall be subject to the provisions of this Agreement, except to the extent that the provisions (including those relating to the compensation and expenses payable by the Company and the Funds) may be modified with respect to each new Fund in writing by the Company and Huntington at the time of the addition of the new Fund.

Section 2. Representations and Warranties of Huntington. Huntington represents and warrants to the Company that:

(a) Huntington is a corporation duly organized and existing under the laws of the State of Delaware;

(b) Huntington is empowered under applicable laws and by its Certificate of Incorporation and By-Laws to enter into and perform this Agreement, and all requisite corporate proceedings have been taken by Huntington to authorize Huntington to enter into and perform this Agreement;

(c) Huntington has, and will continue to have, access to the facilities, personnel and equipment required to fully perform its duties and obligations hereunder;

(d) no legal or administrative proceedings have been instituted or threatened against Huntington that would impair its ability to perform its duties and obligations under this Agreement; and

(e) Huntington’s entrance into this Agreement will not cause a material breach or be in material conflict with any other agreement or obligation of Huntington or any law or regulation applicable to Huntington.

Section 3. Representations and Warranties of the Company. The Company represents and warrants to Huntington that:

(a) the Company is a corporation duly organized and existing under the laws of the State of Maryland;

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(b) the Company is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into and perform this Agreement, and the Company and its Board have taken all requisite proceedings and actions to authorize the Company to enter into and perform this Agreement;

(c) the Company is an investment company properly registered under the 1940 Act; a registration statement under the Securities Act of 1933, as amended (“1933 Act”), and the 1940 Act on Form N-1A has been filed and will be effective and will remain effective during the term of this Agreement, and all necessary filings under the laws of the states will have been made and will be current during the term of this Agreement;

(d) no legal or administrative proceedings have been instituted or threatened against the Company that would impair its ability to perform its duties and obligations under this Agreement; and

(e) the Company’s entrance into this Agreement will not cause a material breach or be in material conflict with any other agreement or obligation of the Company or any law or regulation applicable to it.

Section 4. Delivery of Documents and Other Materials.

(a) The Company will promptly furnish to Huntington such copies, properly certified or authenticated, of contracts, documents and other related information that Huntington may request or require to properly discharge its duties. Such documents may include, but are not limited to, the following:

(i) resolutions of the Board authorizing the appointment of Huntington to provide certain transfer agency, fund accounting, administration, anti-money laundering, and compliance services to the Company and the Funds and approving this Agreement;

(ii) the Company’s Articles of Incorporation;

(iii) the Company’s By-Laws, anti-money laundering policies, and code of ethics;

(iv) the Company’s Notification of Registration on Form N-8A under the 1940 Act as filed with the Securities and Exchange Commission (“SEC”);

(v) the Company’s most currently effective registration statement relating to the Funds, including exhibits, as amended, on Form N-1A (the “Registration Statement”) under the 1933 Act and the 1940 Act, as filed with the SEC;

(vi) copies of the Investment Advisory Agreement between the Company and the investment adviser to each Fund, the Advisory Agreement between and each sub-advisor to a Fund, if any, each advisor’s or sub-advisor’s proxy voting procedures, and copies of the advisor’s and the Company’s errors and omissions and directors’ and officers’ insurance policies;

(vii) opinions of counsel and auditors reports;

(viii) the Company’s currently effective Prospectus and Statement of Additional Information relating to all Funds and all amendments and supplements thereto (such Prospectus and Statement of Additional Information and supplements thereto, as presently in effect and as from time to time hereafter amended and supplemented, herein called the “Prospectuses”); and

(ix) such other agreements as the Company may enter into from time to time relating to the Funds, including securities lending agreements, futures and commodities account agreements, brokerage agreements and options agreements.

(b) The Company shall cause to be turned over to Huntington copies of all records of, and supporting documentation relating to, its accounts (including account applications and related documents, records of dividend distributions, NAV calculations, tax reports and returns, and receivables and payables) for all Funds and matters for which Huntington is responsible hereunder, together with such other records relating to such Funds and matters as may be helpful or necessary to Huntington’s delivery of services hereunder, including copies of litigation, regulatory inquiries or investigations, or other litigation involving the

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Company during the three years preceding the date of this Agreement. Such records and documentation shall be in electronic format to the extent practicable. The Company also shall cause to be delivered to Huntington reconciliations (as of the date Huntington begins providing services hereunder) of each Fund’s outstanding shares, securities and cash held by the each Fund, checking accounts, outstanding redemption checks and related accounts, tax payments and backup withholding accounts, and any other demand deposit accounts or other property held or owned by a Fund. The parties acknowledge that Huntington will rely on these reconciliations (and other balances provided by Huntington’s predecessor) as opening balances for the performance of its services. On an ongoing basis, the Company, through the Adviser or sub-advisor to a Fund, shall cause to be turned over to Huntington all trade tickets and other documents evidencing transactions made on behalf of the Funds as and when made.

Section 5. Services Provided by Huntington.

(a) Huntington will provide the following services subject to the direction and supervision of the Company’s Board, and in compliance with the objectives, policies and limitations set forth in the Company’s currently effective Registration Statement, Articles of Incorporation and By-Laws; applicable laws and regulations; and all resolutions and policies implemented by the Board, and further subject to Huntington’s policies and procedures as in effect from time to time:

(i) Fund Accounting Services, as described on Exhibit B to this Agreement.

(ii) Fund Administration Services, as described on Exhibit C to this Agreement.

(iii) Compliance Support Services, as described on Exhibit D to this Agreement.

(b) Huntington will also:

(i) provide office facilities with respect to the provision of the services contemplated herein (which may be in the offices of Huntington or a corporate affiliate of Huntington);

(ii) provide or otherwise obtain personnel sufficient, in Huntington’s sole discretion, for provision of the services contemplated herein;

(iii) furnish equipment and other materials, which Huntington, in its sole discretion, believes are necessary or desirable for provision of the services contemplated herein; and

(iv) keep records relating to the services provided hereunder in such form and manner as set forth on (or required by policies described in) Exhibits B, C, and D and as Huntington, in its sole discretion, may otherwise deem appropriate or advisable, all in accordance with the 1940 Act. To the extent required by Section 31 of the 1940 Act and the rules thereunder, Huntington agrees that all such records prepared or maintained by Huntington relating to the services provided hereunder are the property of the Company and will be preserved for the periods prescribed under Rule 31a-2 under the 1940 Act, maintained at the Company’s expense, and made available to the SEC staff for inspection in accordance with such Section and rules. Subject to the provisions of Section 9 hereof, Huntington further agrees to surrender promptly to the Company upon its request those records and documents created and maintained by Huntington pursuant to this Agreement.

Section 6. Fees: Expenses: Expense Reimbursement.

(a) As compensation for the services rendered to the Company and/or a Fund pursuant to this Agreement the Company shall pay Huntington on a monthly basis those fees determined as set forth on Exhibit E to this Agreement. The fees set forth on Exhibit E may be adjusted from time to time by agreement of the parties. The annual minimum fees are subject to an annual cost of living adjustment based on the prior year’s annual minimum fees. The cost of living adjustment is described in more detail on Exhibit E. Upon any termination of this Agreement before the end of any month, the fee for the part of the month before such termination shall be equal to the fee normally due for the full monthly period and shall be payable, without setoff, upon the date of termination of this Agreement.

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(b) For the purpose of determining fees calculated as a function of a Fund’s net assets, the value of the Fund’s net assets shall be computed as required by its currently effective Prospectus, generally accepted accounting principles and resolutions of the Board.

(c) Huntington will from time to time employ or associate with such person or persons as may be appropriate to assist Huntington in the performance of this Agreement. Except as otherwise expressly provided in this Agreement, the compensation of such person or persons for such employment shall be paid by Huntington and no obligation will be incurred by or on behalf of the Company in such respect. If any such person or persons are employed or designated as officers by both Huntington and the Company, Huntington shall be responsible for the compensation of such person (including travel and other expenses) in their capacity as an employee or officer of Huntington, and the Company shall be responsible for the compensation of such person (including travel and other expenses) in their capacity as an employee or officer of the Company. If Huntington gives permission to one or more of its employees or officers to act as an employee, officer or other agent of the Company, Huntington shall not be responsible for any action or omission of any such person(s) while such person is rendering or deemed to be rendering services to the Company or acting on business of the Company.

(d) Huntington will bear all of its own expenses incurred by reason of its performance of the services required under this Agreement, except as otherwise expressly provided in this Agreement. The Company agrees to promptly reimburse Huntington for any equipment and supplies specially ordered by or for the Company through Huntington and for any other expenses not contemplated by this Agreement that Huntington may incur on the Funds’ behalf, at the Company’s request or as consented to by the Company. Such other expenses to be incurred in the operation of the Company and/or the Funds and to be borne by the Company, include, but are not limited to: taxes; interest; brokerage fees and commissions; salaries and fees of officers and directors who are not officers, directors, shareholders or employees of Huntington or Huntington’s affiliates; SEC and state Blue Sky registration and qualification fees, levies, fines and other charges; advisory fees; Company chief compliance officer expenses; charges and expenses of custodians; insurance premiums including fidelity bond premiums, errors and omissions and directors and officers premiums; auditing and legal expenses; costs of maintenance of corporate existence; expenses of typesetting and printing of prospectuses and for distribution to current shareholders of the Company; expenses of printing and production costs of shareholders’ reports and proxy statements and materials; costs and expenses of Company stationery and forms; costs and expenses of special telephone and data lines and devices; costs associated with corporate, shareholder and Board meetings; and any extraordinary expenses and other customary mutual fund expenses. In addition, Huntington may utilize one or more independent pricing services to obtain securities prices and to act as backup to the primary pricing services, in connection with determining the net asset values of the Funds, and the Company will be charged according to the Company’s share of the cost of such services based upon the actual usage, or a pro-rata estimate of the usage, of the services. The parties acknowledge that the Company may contract with its own pricing service and cause such information to be timely provided to Huntington, and is under no obligation to avail itself of the service(s) contracted by Huntington. The Company retains sole responsibility for the pricing of securities that are not actively traded, and shall similarly be responsible for the valuation of odd lot securities (including bonds). To the extent Huntington shall render assistance in good faith valuation of a security held by a Fund, the Company shall bear Huntington’s costs and pay Huntington for its assistance at its normal hourly rate then in effect.

(e) The Company may request additional services, additional processing or special reports. Additional services, including third party services, generally will be charged at Huntington’s standard rates or at such other rate as agreed by the parties. The parties acknowledge that the Company is under no obligation to avail itself of third party services through Huntington, and is free to choose its own service provider, so long as such choice does not cause additional work on Huntington’s part.

(f) All fees, out-of-pocket expenses or additional charges of Huntington shall be billed on a monthly basis and shall be due and payable upon receipt of the invoice. No fees, out-of-pocket expenses or other charges set forth in this Agreement shall be subject to setoff.

Huntington will render, after the close of each month in which services have been furnished, a statement reflecting the charges for such month. Charges remaining unpaid after thirty (30) days shall bear interest at the rate of 1.5% per month (including specific amounts which are contested in good faith by the Company as provided in the next paragraph, unless such amounts prove not to be payable), and all costs and expenses of effecting collection of any such charges and interest, including reasonable attorney’s fees, shall be paid by the Company to.

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In the event that the Company is more than sixty (60) days delinquent in its payments of monthly billings in connection with this Agreement (with the exception of specific amounts which are contested in good faith by the Company as provided below), this Agreement may be terminated upon thirty (30) days’ written notice to the Company by Huntington. The Company must notify Huntington in writing of any contested amounts within thirty (30) days of receipt of a billing for such amounts, and the notice shall contain a description of the grounds for the objection sufficient to permit an investigation and determination of its accuracy. Amounts contested in good faith in writing within such 30-day period are not due and payable while they are being investigated; uncontested amounts remain due and payable.

Section 7. Proprietary and Confidential Information.

(a) Huntington agrees on behalf of itself and its employees to treat confidentially and as proprietary information of the Company, all records and other information relative to the Company’s prior, present or potential shareholders, and to not use such records and information for any purpose other than performance of Huntington’s responsibilities, rights and duties hereunder. Huntington may seek a waiver of such confidentiality provisions by furnishing reasonable prior notice to the Company and obtaining approval in writing from the Company, which approval shall not be unreasonably withheld. Waivers of confidentiality are not necessary (and are deemed given) for use of such information for any purpose in the course of performance of Huntington’s responsibilities, duties and rights hereunder, when Huntington may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, with respect to Internal Revenue Service (“IRS”) levies, subpoenas and similar actions, and with respect to any request by the Company.

(b) Huntington may, from time to time, maintain or otherwise possess “consumer report information” in connection with the provision of services under this agreement, and Huntington may, from time to time, dispose of such “consumer report information” in connection with the provision of services under this agreement. To the extent that Huntington disposes of “consumer report information,” Huntington shall properly dispose of the information by taking reasonable measures to protect against unauthorized access to or use of the information in connection with its disposal, in accordance with the requirements of Regulation S-P. The term “consumer report information”, as used in this paragraph, shall have the same meaning as in Rule 30 under Regulation S-P.

Section 8. Duties, Responsibilities and Limitations of Liability.

(a) The parties agree that this Agreement is a contract for services, and Huntington accepts the duties imposed upon it by this Agreement. Huntington shall be liable to the Company in accordance with the laws of the State of Ohio for any breach by Huntington of the duties imposed upon it by this Agreement.

(b) Neither Huntington nor any of its officers, directors, partners, employees, shareholders or agents (collectively, together with Huntington, the “Huntington Parties”) shall have any duty to the Company to discover or attempt to discover any error or mistake (including any continuing error) that occurred or began with respect to a Fund prior to the date Huntington commenced performing services to such Fund hereunder, and Huntington is entitled to rely upon, assume the accuracy of, and maintain, continue and carry forward the classifications, conventions, treatments, entries, balances, practices and all other work product and other data of its predecessor service providers; provided, however, that Huntington shall promptly notify the Company of any errors of its predecessors that it discovers. Upon such discovery, the Company and Huntington shall at that time determine how to proceed. Huntington shall be entitled to receive, and the Company shall cause it to receive, the work product of its predecessor service providers, if any.

(c) In performing its services hereunder, Huntington shall be entitled to rely on any oral or written instructions, advice, notices or other communications, information, records and documents (collectively, “Company Information”) from the Company, its custodian, officers and directors, investors, brokers, investment advisors, agents, legal counsel, auditor and other service providers, including predecessor service providers (excluding in each case, the Huntington Parties) (the Company, collectively with such persons other than the Huntington Parties, “Company Representatives”), which Huntington reasonably believes to be genuine, valid and authorized. Huntington also shall be entitled to consult with and rely on the advice and opinions of the Company’s auditor and of outside legal counsel retained by the Company, as may be determined jointly by the Company and Huntington to be reasonably necessary or appropriate, in each case at the expense of the Company. For all purposes of this Agreement, any person who is an officer, director, partner, employee or agent of a Huntington Party, and who is also an officer, director, partner, employee or agent of the Company, shall be deemed when rendering services to the Company or acting on any business of the Company to be acting solely in such person’s capacity as an officer, director, partner, employee or agent of the Company, and shall be deemed when rendering services in fulfillment of Huntington’s duties hereunder to be acting solely in such person’s capacity as an officer, director, partner, employee or agent of Huntington.

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(d) Notwithstanding any other provision of this Agreement, the Company agrees to defend, indemnify and hold Huntington and the other Huntington Parties harmless from all demands, claims, causes or other actions or proceedings of any nature or kind whatsoever (collectively, “Claims”), expenses, liabilities, debts, costs, losses, reasonable attorneys’ fees and expenses, payments, and damages of every nature or kind whatsoever (collectively, “Damages”) arising directly or indirectly out of or in connection with:

(i) the provision of Company Information to any Huntington Parties by or on behalf of the Company Representatives and the reliance on or use by the Huntington Parties of Company Information which is furnished to any of the Huntington Parties by or on behalf of any of the Company Representatives, including the reliance by Huntington upon the historical accounting records and other records of the Company;

(ii) any delays, inaccuracies, errors or omissions in or arising out of or attributable to Company Information which is furnished to any of the Huntington Parties by or on behalf of any of the Company Representatives or to the untimely provision to Huntington of such Company Information;

(iii) the taping or other form of recording of telephone conversations or other forms of electronic communications with investors and shareholders (or brokers or advisors acting on behalf of investors or shareholders), or reliance by Huntington on telephone or other electronic instructions of any person acting on behalf of a shareholder or shareholder account for which telephone or other electronic services have been authorized;

(ivV) the reliance on or the carrying out by Huntington or its officers or agents of any instructions reasonably believed to be duly authorized, or requests of the Company;

(vi) any delays, inaccuracy, errors or omissions in or arising out of or attributable to data or information provided to Huntington by data and/or pricing services or any other third party services, including but not limited to escheatment and lost account services, and/or the selection of any service provider, regardless of whether the Company hires such services itself or instead chooses to utilize the service through Huntington;

(vi) the offer or sale of shares by the Company in violation of any requirement under the federal securities laws or regulations or the securities laws or regulations of any state or other instrumentality, or in violation of any stop order or other determination or ruling by any federal agency or any state agency with respect to the offer or sale of such shares in such state or instrumentality (1) resulting from activities, actions or omissions by Company Representatives, or (2) existing or arising out of activities, actions or omissions by or on behalf of the Company Representatives prior to the earlier of (x) the effective date of this Agreement and (y) the effective date of an agreement between the parties hereto with respect to the subject matter hereof that was in effect prior to the effective date of this Agreement;

(vii) the noncompliance by the Company, its investment advisor(s) and/or its distributor with applicable securities, tax, commodities and other laws, rules and regulations;

(viii) any Claim asserted by any current or former shareholder of the Company, or on such shareholder’s behalf or derivatively by any representative, estate, heir or legatee, agent or other person, in connection with the holding, purchase or sale of shares of the Company; and

(ix) with the exception of any Claim for breach of contract arising out of this Agreement, any Claim taken by or on behalf of the Company against any of the Huntington Parties that arises directly or indirectly in connection with this Agreement, or directly or indirectly out of a Huntington Party’s actions (or failure to act) in connection with this Agreement.

Huntington shall not be indemnified against or held harmless from any Losses arising directly or indirectly out of Huntington’s or Huntington Parties’ own misfeasance, bad faith, negligence in the performance of its duties, or disregard of its obligations and duties hereunder.

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(e) The Company agrees to indemnify and hold harmless Huntington from and against any and all actions, suits, claims, losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses) (collectively, “Losses”) to which Huntington may become liable arising directly or indirectly out of any action or omission to act which Huntington takes (i) at any request or on the direction of or in reliance on the reasonable advice of the Company, (ii) upon any instruction, notice or other instrument that Huntington reasonably believes to be genuine and to have been signed or presented by a duly authorized representative of the Company (other than an employee or other affiliated person of Huntington who may otherwise be named as an authorized representative of the Company for certain purposes) or (iii) on its own initiative in connection with the performance of its duties or obligations hereunder. Further, Huntington shall not be indemnified against or held harmless from any Losses arising directly or indirectly out of Huntington’s or Huntington Parties’ own misfeasance, bad faith, negligence in the performance of its duties, or disregard of its obligations and duties hereunder.

(f) Huntington agrees to indemnify and hold harmless the Company, its Directors, officers, employees and agents, from and against any and all actions, suits, claims, losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses) (collectively, “Losses”) to which the Company, its Directors, officers, employees and agents, may become liable arising directly or indirectly out of Huntington’s or Huntington Parties’ own misfeasance, bad faith, negligence in the performance of its duties, or disregard of its obligations and duties as set forth in this Agreement.

(g) If a claim is made against any party to this Agreement as to which that party may seek indemnity under this Section 8 from the other party, the party seeking indemnification shall notify the other party within ten (10) days after receipt of any written assertion of such claim threatening to institute an action or proceeding or service of summons or other legal process. Failure to notify a party of a claim for indemnification will relieve the party from whom indemnification is sought from any liability which it may have on account of the indemnity provisions set forth under this Section 8 unless the party seeking indemnification can demonstrate to the reasonable satisfaction of the other party that such party has not been prejudiced in any material respect by such failure to so notify.

(h) The parties to this Agreement will cooperate in the control of the defense of any action, suit or proceeding in which a party is involved and for which indemnity is being provided by the other party. Any party from whom indemnification is sought may negotiate the settlement of any action, suit or proceeding subject to the other party’s approval, which approval will not be unreasonably withheld. The party seeking indemnification reserves the right, but not the obligation, to participate in the defense or settlement of a claim, action or proceeding with its own counsel. Costs or expenses incurred by a party to whom indemnification is being provided in connection with, or as a result of such participation, will be borne solely by the indemnifying party unless:

•	the party seeking indemnification has received an opinion of counsel from counsel to either party stating that the use of common counsel would present an impermissible conflict of interest;

•	the defendants in, or targets of, any such action or proceeding include both Huntington and the Company, and legal counsel to either party has reasonably concluded that there are legal defenses available to a party which are different from or additional to those available to the other party or which may be adverse to or inconsistent with defenses available to a party; or

•	the party from whom indemnification is sought authorizes the other party to employ separate counsel at the expense of the indemnifying party.

(i) Each of the Huntington Parties, on the one hand, and the Company, on the other hand, shall have the duty to mitigate Damages for which the other party may become responsible at law and/or in connection with this Agreement. This duty shall include giving such other party every reasonable opportunity to correct or ameliorate any error or other circumstance that caused, resulted in or increased such Damages, and every reasonable opportunity to assist in such mitigation. The parties acknowledge that the proper accounting, tax or other treatment of an event or matter can be susceptible to differing opinions among reputable practitioners of appropriate expertise, both as to events and transactions that are complete and as to the most efficient remediation of events and transactions that have resulted or may result in Damages. It is the intention of the parties that events and transactions be treated and reported in a legitimate manner that gives rise to the smallest amount of Damages, and that any remediation or corrective action selected be that which gives rise to the smallest amount of Damages

(j) NOTWITHSTANDING ANY OTHER PROVISION IN THIS AGREEMENT, IN NO EVENT SHALL ANY HUNTINGTON PARTY BE LIABLE UNDER ANY THEORY OF TORT, CONTRACT, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR EXEMPLARY, PUNITIVE, SPECIAL, INCIDENTAL, INDIRECT OR

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CONSEQUENTIAL DAMAGES IN CONNECTION WITH THIS AGREEMENT, EACH OF WHICH DAMAGES IS HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE. NOTWITHSTANDING ANY OTHER PROVISION IN THIS AGREEMENT, THE CUMULATIVE LIABILITY OF THE HUNTINGTON PARTIES FOR DAMAGES THAT ARISE DIRECTLY OR INDIRECTLY IN CONNECTION WITH THIS AGREEMENT, OR THAT ARISE DIRECTLY OR INDIRECTLY OUT OF A HUNTINGTON PARTY’S ACTIONS (OR FAILURE TO ACT) IN CONNECTION WITH THIS AGREEMENT, REGARDLESS OF THE FORM OF ACTION OR LEGAL THEORY, SHALL NOT EXCEED THE LESSER OF (i) $1,000,000.00 AND (ii) THE FEES EARNED BY HUNTINGTON DURING THE 24-MONTH PERIOD IMMEDIATELY PRIOR TO THE DATE SUCH DAMAGES WERE INCURRED. THE COMPANY UNDERSTANDS THIS LIMITATION UPON THE HUNTINGTON PARTIES’ DAMAGES TO BE A REASONABLE ALLOCATION OF RISKS (BOTH INSURABLE AND OTHER RISKS), AND THE COMPANY EXPRESSLY CONSENTS TO SUCH ALLOCATION OF RISK. THE COMPANY AND THE HUNTINGTON PARTIES AGREE THAT DAMAGES LIMITATIONS AND INDEMNIFICATIONS SET FORTH IN THIS SECTION 8 SHALL APPLY TO ANY ALTERNATIVE REMEDY ORDERED BY AN ARBITRATION PANEL, COURT OR OTHER TRIER OF FACT IN THE EVENT ANY TRIER OF FACT DETERMINES THAT THE EXCLUSIVE REMEDIES PROVIDED IN THIS AGREEMENT FAIL OF THEIR ESSENTIAL PURPOSE.

(k) Except for remedies that cannot be waived as a matter of law and injunctive relief, the remedies provided in this Section 8 shall be the Fund’s sole and exclusive remedies for Claims and Damages that arise directly or indirectly in connection with this Agreement, or directly or indirectly out of a Huntington Party’s actions (or failure to act) in connection with this Agreement.

The terms of this Section 8 will survive the termination of this Agreement.

Section 9. Term. This Agreement shall become effective on the date first herein above written, and shall continue in effect for an initial term of 3 years (the “Initial Term”), unless terminated with respect to a Fund or all Funds (a) by Huntington as set forth in Section 6(f), (b) by the Company upon a Board-mandated liquidation of a Fund in which event termination will be upon no less than 30 days’ prior written notice, or (c) by either party for “cause”, as described below. Following the Initial Term, this Agreement will automatically renew for additional 1 year terms (“Rollover Periods”), unless either party provides at least 90 days’ notice that it does not intend to renew. The fees set forth in Exhibit E shall remain in effect during the Initial Term, unless modified in writing by mutual agreement of the parties. Such fees shall be with respect to the services described herein only, and any additional services to be provided by Huntington, either as a result of new regulations or requirements, or at the request of the Company or the Adviser, will be subject to additional fees, as set forth in Section 6(e) of this Agreement. Huntington reserves the right to modify the fees payable by the Company under this Agreement for any Rollover Period by providing to the Company and the Adviser a revised Exhibit E at least 90 days prior to the expiration of the Initial Term or any Rollover Period. Such revised Exhibit E shall be effective at the beginning of the subsequent Rollover Period of the Agreement, and shall remain in effect during such Rollover Period, unless modified as described above.

This Agreement may be terminated without penalty during the Initial Term or any Rollover Period by either Party for “cause” (as defined below) upon the provision of 60 days’ advance written notice by the party alleging cause.

For purposes of this Agreement, “cause” shall mean:

(i) a material breach of this Agreement that has not been remedied within thirty (30) days following written notice of such breach from the non-breaching party;

(ii) an act or omission of a party to this Agreement involving gross negligence, willful malfeasance or intentional wrongdoing;

(iii) a final, non-appealable judicial, regulatory or administrative ruling or order in which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business;

(iv) financial difficulties on the part of the party to be terminated which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time is in effect, or any applicable law other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or the modification or alteration of the rights of creditors;

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(v) an action taken against Huntington by the SEC, or other governmental or self-regulatory body for an action or a failure to perform an act when such action or failure to act directly impacts Huntington’s ability to service the Funds pursuant to this agreement; or

(vi) an action taken against the Company or Funds by the SEC, or other governmental or self-regulatory body for an action or a failure to perform an act when such action or failure to act impacts Huntington’s ability to service the Company or other Huntington customers.

Except as set forth in this Section 9, no other event (including any purported or actual breach) shall result in termination of this Agreement, and the date of termination shall be the last day of the Initial Term or Rollover Period that expires following appropriate notice. On the date of termination the Company, on behalf of the applicable Fund, shall pay to Huntington all fees, compensation and other charges as shall be accrued or due (or would accrue and become due) under the terms of this Agreement through the last day of the Initial Term or Rollover Period that expires following appropriate notice. In the event a Fund or all Funds cease operations prior to the termination date, or in the event that Huntington, at the request of the Company, ceases providing services to a Fund or all Funds prior to the termination date, the fees due at termination with respect to a Fund shall be computed based on the average monthly fee paid by that Fund during the six month period prior to the termination date; notwithstanding the foregoing, the Company shall be obligated to pay fees for the remaining portion of the then applicable Initial Term or Rollover Period. Huntington shall cease providing services to the Fund upon the date of termination, except as otherwise provided in this Section 9.

Following the Initial Term, the fees due at termination will consist of a six (6) month termination fee based upon the average monthly fee paid by the Fund during the six (6) month period prior to the termination date or the fees due for the Fund for the remaining portion of the then applicable Rollover Period, whichever is less.

On the date of termination the Company, on behalf of the applicable Fund, agrees to pay, in addition to the amounts described above, reasonable fees and expenses incurred by Huntington in converting the Fund to a new service provider or terminating the Fund, not to exceed $100,000. Such fees shall include compensation for time spent by personnel of Huntington, and shall include but not be limited to, retrieving, compiling, and moving books, records and materials of the Fund to the Company or the successor service provider, conversion tape set-up fees, test conversion preparation and processing fees and final conversion fees, the closing of Huntington’s records (and/or providing services related to the Fund’s liquidation or other transaction), and other services related to termination of Huntington’s services. One half of the amount of such fees shall be due upon notice of termination. Payment of the remainder shall be due simultaneous with the transfer of all Company Information to the Company or to the successor service provider(s). Such termination/conversion fees and expenses shall not be subject to any setoffs of any nature and shall be mutually agreed upon in writing before Huntington commences its termination/conversion services.

On the date of termination and upon payment of all amounts due and payable under this Agreement without setoff (excluding only those amounts not then due and payable under Section 6(f); provided, however, that the termination/conversion fees described in this Section 9 shall be paid without setoff notwithstanding any dispute), Huntington agrees to provide the Company with the complete fund accounting and administration records in its possession and to assist the Company in the orderly transfer of the Fund’s accounts and records. Without limiting the generality of the foregoing, subject to the preceding sentence, Huntington agrees upon termination of this Agreement:

(a) to deliver to the Company on behalf of the Fund or to the Fund’s successor service provider(s), computer media containing the Fund’s accounts and records together with such record layouts and additional information as may reasonably be necessary to enable the successor service provider(s) to utilize the information therein;

(b) to reasonably cooperate with the successor service provider(s) in the interpretation of the Fund’s account and records;

(c) to act in good faith to make the conversion or termination as smooth as possible for the successor service provider(s) and the Company.

Huntington Asset Services, Inc.	Spirit of America- 10

Section 10. Notices. Any notice required or permitted hereunder shall be in writing and shall be deemed to have been given and effective when delivered in person or by certified mail, return receipt requested, at the following address (or such other address as a party may specify by notice to the other):

(a)	If to the Company, to:

Spirit of America Investment Fund, Inc.

477 Jericho Turnpike

Syosset, New York 11791

Attention: Joseph C. Pickard, CCO

(b)	If to Huntington, to:

Huntington Asset Services, Inc.

2960 North Meridian Street, Suite 300

Indianapolis, Indiana 46208

Attention: President

Notice also shall be deemed given and effective upon receipt by any party or other person at the preceding address (or such other address as a party may specify by notice to the other) if sent by regular mail, private messenger, courier service, telex, facsimile, or otherwise, if such notice bears on its first page in 14 point (or larger) bold type the heading “Notice Pursuant to Mutual Fund Services Agreement.”

Section 11. Assignment; Nonsolicitation; and Other Contracts. This Agreement may not be assigned or otherwise transferred by either party hereto, without the prior written consent of the other party, which consent shall not be unreasonably withheld; provided, however, that Huntington may, in its sole discretion and upon written notice to the Company, assign all its right, title and interest in this Agreement to an affiliate, parent or subsidiary, or to the purchaser of substantially all of its business. Huntington may, in its sole discretion, engage subcontractors to perform any of its duties contained in this Agreement, provided that Huntington shall remain responsible to the Company for all such delegated duties in accordance with the terms and conditions of this Agreement, in the same manner and to the same extent as if Huntington were providing such services itself. During the term of this Agreement and for a period of one (1) year following the termination of this Agreement, the Company shall not, and shall not cause, suffer or permit any affiliate, to recruit, solicit, employ or engage, for the Company or others, any Huntington Party, without Huntington’s written consent. The Company shall not require or expect Huntington to enter into any agreements for the Company’s direct or indirect benefit, including any sales, servicing or other similar agreements, that expose Huntington to any liability that is greater than the liability it is undertaking in this Agreement.

Section 12. Intended Beneficiaries. This Agreement shall be binding upon the Company, Huntington and their respective successors and assigns, and shall inure to the benefit of the Company, Huntington, the Huntington Parties, their respective heirs, successors and assigns. Nothing herein expressed or implied is intended to confer upon any person not named or described in the preceding sentence any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 13. Arbitration. Notwithstanding any provision of this Agreement to the contrary, any claim or controversy arising out of or in any manner relating to this Agreement, or breach hereof, which cannot be resolved between the parties themselves, shall be settled by arbitration administered by the American Arbitration Association (the “AAA”) in Columbus, Ohio, in accordance with its rules applicable to commercial disputes. The arbitration shall be conducted under the then-current rules of the AAA.

Section 14. Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement. Any waiver must be in writing signed by the waiving party.

Section 15. Force Majeure. Huntington shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, acts of God, earthquake, fires, floods, failure or fluctuations in electrical power, wars, acts of terrorism, acts of civil or military authorities, governmental actions, nonperformance by a third party or any similar cause beyond the reasonable control of Huntington, failures or fluctuations in telecommunications or other equipment, nor shall any such failure or delay give the Company the right to terminate this Agreement.

Huntington Asset Services, Inc.	Spirit of America- 11

Section 16. Use of Name. The Company and Huntington agree not to use the other’s name nor the names of such other’s affiliates, designees, or assignees in any prospectus, sales literature, or other printed material written in a manner not previously, expressly approved in writing by the other or such other’s affiliates, designees, or assignees except where required by the SEC or any state agency responsible for securities regulation.

Section 17. Amendments. This Agreement may be modified or amended from time to time by mutual written agreement between the parties. No provision of this Agreement may be changed, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, discharge or termination is sought.

Section 18. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law to any person or circumstance, such provision shall be ineffective only to the extent of such prohibition or invalidity. In the event that any one or more of the provisions contained in this Agreement or any application thereof shall be invalid, illegal or unenforceable in any respect or to any extent, the validity, legality or enforceability of the remaining provisions of this Agreement and any other application of such invalid provision shall not in any way be affected or impaired thereby.

Section 19. Headings; Pronouns; Certain Phrases; Rules of Construction. The headings in the sections and subsections of this Agreement are inserted for convenience only and in no way alter, amend, modify, limit or restrict the contractual obligations of the parties. Wherever used in this Agreement, masculine, feminine and neuter pronouns shall be deemed to include the other genders. Singular pronouns and nouns (including defined terms) shall be deemed to include the plural (and vice versa) as the context may require, but shall have no effect upon the nature of a party’s liability as joint or several. The Exhibits to this Agreement are hereby incorporated by reference as if fully set forth in this Agreement. Wherever used in this Agreement, the phrase “in connection with” shall be given the broadest possible interpretation, and shall include matters (without limitation) that are in whole or part caused by, relate to, arise out of, are attributable to, or would not have occurred in the absence of circumstances created by, the referent or object of such phrase. Each party acknowledges that it was represented by legal counsel in connection with the review and execution of this Agreement, or that it had an adequate opportunity to engage counsel for such review and chose not to do so. The sole duties that Huntington is accepting in return for the fees and other remuneration hereunder are expressly set forth herein. No exoneration of liability for a duty or other indemnification or limitation shall be construed, by negative implication or otherwise, to imply the existence of any duty. For example and without limitation, indemnification of Huntington for a failure of an investment advisor to timely deliver trade tickets (or failure of any other third party to timely deliver accurate Company Information) shall not be construed to imply that Huntington has a duty to supervise such service provider or prevent a recurrence of such failure.

Section 20. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 21. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

Section 22. Entire Agreement; Survival; Governing Law. This Agreement, the Exhibits hereto and any subsequent amendments of the foregoing embody the entire understanding between the parties with respect to the subject matter hereof, and supersedes all prior negotiations and agreements between the parties relating to the subject matter hereof. The provisions of Sections 6 through 21, inclusive, shall survive any termination of this Agreement. This Agreement shall be governed by and construed and interpreted according to the internal laws of the State of Indiana, without reference to conflict of law principles.

[Signature Page Follows]

Huntington Asset Services, Inc.	Spirit of America- 12

IN WITNESS WHEREOF, the parties hereto have caused this Mutual Fund Services Agreement to be signed by their respective duly authorized officers as of the day and year first above written.

SPIRIT OF AMERICA INVESTMENT FUND, INC.

By:		Date	June 18, 2012

Print Name:	Alan P. Chodosh

Title:	Secretary and Treasurer

Attest:

HUNTINGTON ASSET SERVICES, INC.

By:		Date	6/21/12

Print Name:	R. Jeffrey Young

Title:	Senior Vice President

Attest:

Huntington Asset Services, Inc.	Spirit of America- 13

EXHIBIT A

to

Mutual Fund Services Agreement

List of Portfolios

Spirit of America Real Estate Income and Growth Fund – Class A shares

Spirit of America Real Estate Income and Growth Fund – Class B shares

Spirit of America Large Cap Value Fund – Class A shares

Spirit of America High Yield Tax Free Bond Fund – Class A shares

Spirit of America Income Fund – Class A shares

Huntington Asset Services, Inc.	Spirit of America- 14

Exhibit B

To

Mutual Fund Services Agreement

General Description of Fund Accounting Services

Huntington shall provide the following accounting services to the Company and/or to each of the Funds listed on Exhibit A:

•	Maintain portfolio records on a trade date + 1 basis using security trade information communicated by the Fund’s investment advisor.

•	For each valuation date, obtain prices from a pricing source approved by the Board of Directors of the Company and apply those prices to the portfolio positions.

•	Account for dividends, interest and corporate actions received by the Fund.

•	Transmit a copy of the portfolio valuation to the Fund’s investment advisor daily.

•	Reconcile cash of the Fund with the Fund’s custodian.

•	Reconcile portfolio holdings of the Fund with the Fund’s custodian.

•	Reconcile capital stock of the Fund with the Fund’s transfer agent.

•	Assist the Fund’s administrator in the preparation of the Fund expense projections and establishment of daily accruals.

•	Process and record payments for Fund expenses upon receipt of written authorization.

•	Account for Fund share purchases, sales, exchanges, transfers, dividend reinvestments, and other Fund share activity as reported by the Fund’s transfer agent on a timely basis.

•	Determine net investment income for the Fund as of each valuation date. Account for periodic distributions of earnings to shareholders and maintain undistributed net investment income balances as of each valuation date.

•	Maintain the books and records and accounting controls for the Fund’s assets.

•	Determine the net asset value of the Fund according to the accounting policies and procedures set forth in the Fund’s current prospectus.

•	For each day the market is open calculate per share net asset value, per share net earnings, and other per share amounts reflective of the Fund operations for each class of the Fund.

•	Communicate the daily net asset value and per share distributions to the Fund’s investment advisor, transfer agent, and (once the Fund meets eligibility requirements) transmit to NASDAQ and to such other entities as directed by the Fund.

•	Produce transaction data, financial reports, and such other periodic and special reports as the Board, auditors or regulators may reasonably request.

•	Maintain tax lot detail for the Fund’s investment portfolio.

•	Calculate taxable gain/loss on a security sale using the tax lot relief method specified by the Fund’s investment advisor.

•	In conjunction with the Fund’s Administrator, provide the necessary reports and information deemed necessary to calculate the annual dividend and capital gains distribution in accordance with the policies and procedures detailed in the Fund’s prospectus.

The duties of the Fund Accountant shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against the Accountant hereunder. These services do not include correcting, verifying or addressing any prior actions or inactions by any Fund or by any prior service provider. To the extent the Accountant agrees to take such action, those actions taken shall be deemed part of the Exhibit B.

Huntington Asset Services, Inc.	Spirit of America- 15

Additionally, the Directors of the Company shall cause the officers, advisor, distributor, legal counsel, independent accountants, custodian, fund administrator and transfer agent for the Funds to cooperate with the Accountant and to provide the Accountant, upon request, with such information, documents and advice relating to the Company and/or the Funds as is within the possession or knowledge of such persons, in order to enable the Accountant to perform its duties.

Huntington Asset Services, Inc.	Spirit of America- 16

EXHIBIT C

to

Mutual Fund Services Agreement

General Description of Fund Administration Services

Subject to the direction and control of the Company’s Board of Directors and utilizing information provided by the Company and its agents, the Administrator will provide the following administrative services to the Company and/or to each of the Funds listed on Exhibit A:

I.	Financial and Tax Reporting

•	Prepare agreed upon management reports and Board of Directors materials such as unaudited financial statements, distribution summaries, and deviations of mark-to-market valuation and the amortized cost for money market funds.

•	Calculate and report Fund performance to outside services as directed by Company management.

•	Compile data for and prepare, with respect to the Funds, timely notices to the SEC required pursuant to Rule 24f-2 under the 1940 Act and Semi-Annual Reports on Form N-SAR.

•	Compile data for and prepare, with respect to the Funds, Form N-Q required pursuant to Rule 30b-1-5 under the 1940 Act.

•	Prepare the financial statements for the Annual and Semi-Annual Reports required pursuant to Section 30(e) under the 1940 Act, subject to the review and approval of the Company and the Company’s independent accountants.

•	Provide financial and Fund performance information for inclusion in the Registration Statement for the Company (on Form N- 1A or any replacement therefore) and any amendments thereto, subject to the review of Company counsel.

•	Prepare initial drafts and coordinate the printing of the Funds’ Semi-Annual and Annual Reports to Shareholders and Prospectus.

•	Prepare initial drafts and coordinate the preparation and filing of all required Fund filings with the SEC.

•	Provide financial information for Fund proxy statements.

•	Assist in the preparation (for execution by the Company) and filing of all federal income and excise tax returns and state income tax returns (and such other required tax filings as may be agreed to by the parties) other than those required to be made by the Company’s custodian or transfer agent, subject to the review and approval of the Company and the Company’s independent accountants.

•	Assist in compiling exhibits and disclosures for Form N-CSR as requested by the advisor, in compliance with the Sarbanes- Oxley Act.

•	Assist with the coordination, communications and data collection with regard to yearly audits by independent accountants.

•	Determine and periodically monitor each Fund’s income and expense accruals and cause all appropriate expenses to be paid from Fund assets on proper authorization from the Company.

II.	Portfolio Compliance

•	From time to time as the Administrator deems appropriate, check each Fund’s compliance with the policies and limitations of each Fund relating to the portfolio investments as set forth in the Prospectus and Statement of Additional Information and monitor each Fund’s status as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”) (but these functions shall not relieve the Company’s investment advisor and sub-advisors, if any, of their primary day-to-day responsibility for assuring such compliance).

Huntington Asset Services, Inc.	Spirit of America- 17

•	Assist with monitoring each portfolio’s compliance with investment restrictions (e.g., issuer or industry diversification, etc.) listed in the current Prospectus and Statement of Additional Information.

•	Assist with monitoring each advisor’s compliance with Board directives such as “Approved Issuers Listings for Repurchase Agreements”, Rule 17a-7 under the 1940 Act, and procedures pursuant to Rule 12d-3 under the 1940 Act.

III.	General Administration

•	Assist in the acquisition of the Funds’ fidelity bond required by the 1940 Act, monitor the amount of the bond and make the necessary SEC filings related thereto.

•	Maintain, and/or coordinate with the other service providers the maintenance of, the accounts, books and other documents required pursuant to Rule 31a-1(a) and (b) under the 1940 Act.

•	Develop with legal counsel and the secretary of the Company an agenda for Board and Committee meetings and, if requested by the Directors, attend Board meetings and prepare minutes.

•	In conjunction with the Company’s fund accountant, calculate and track annual dividend and capital gains distributions subject to review and approval by the Company and its independent accountants.

•	In conjunction with the Company’s transfer agent, notify shareholders as to what portion, if any, of the distributions made by the Funds during the prior fiscal year were eligible for special tax treatment such as exempt-interest dividends under Section 852(b)(5)(A) of the Code.

•	Generally assist in the Company’s administrative operations as mutually agreed to by the parties.

•	For new portfolios obtain Employer Identification Number and CUSIP numbers. Estimate organizational costs and expenses and monitor against actual disbursements.

•	Assist with the coordination, communications and data collection with regard to regulatory examinations.

•	Prepare Compliance Calendars/Board Meeting/Compliance Committee Meeting Annual Schedules

IV.	Regulatory Affairs and Corporate Governance

•	Assist Company counsel in the preparation and filing of post-effective amendments to the Company’s registration statement on Form N-1A and supplements as needed.

•	Administer shareholder meetings, and assist Company counsel in the preparation and filing of proxy materials.

•	Prepare Board materials for all Board meetings.

•	Assist in the acquisition of errors and omissions insurance coverage and make any related regulatory filings.

•	File copies of financial reports to shareholders with the SEC under Rule 30b2-1.

The duties of the Administrator shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against the Administrator hereunder. These services do not include correcting, verifying or addressing any prior actions or inactions by any Fund or by any prior service provider. To the extent the Administrator agrees to take such action, those actions taken shall be deemed part of the Exhibit C.

Additionally, the Directors of the Company shall cause the officers, advisor, distributor, legal counsel, independent accountants, custodian, fund accountant and transfer agent for the Funds to cooperate with the Administrator and to provide the Administrator, upon request, with such information, documents and advice relating to the Company and/or the Funds as is within the possession or knowledge of such persons, in order to enable the Administrator to perform its duties.

Huntington Asset Services, Inc.	Spirit of America- 18

EXHIBIT D

to

Mutual Fund Services Agreement

General Description of the Huntington Compliance Support Program

Huntington shall provide the following Compliance Support Program services to the Company and/or to each of the Funds listed on Exhibit A:

•	Huntington will develop a Compliance Program pursuant to Rule 38a-l under the Investment Company Act of 1940 (“’40 Act”) and Rule 206(4)-7 under the Investment Adviser’s Act of 1940, providing support to the Chief Compliance Officer(s) (“CCOs”) of the Company and associated investment advisers. Huntington will provide quarterly certifications of compliance with the policies and procedures performed on behalf of the Company and associated investment advisers.

•	Huntington will provide Sarbanes-Oxley certifying officers for Portfolios of the Company.

•	Huntington will provide automated market timing monitoring and analysis, as well as data collection pursuant to Rule 22c-2 under the ’40 Act. This support includes system set up, monitoring, violations reporting to the CCOs, interfacing with third party intermediaries, and account restriction for market timing policy violations.

•	Huntington will provide automated daily or monthly post trade compliance monitoring to ensure that Portfolios trade in compliance with the federal securities laws, as well as restrictions and limitations outlined in their respective Prospectus and Statement of Additional Information. This service includes system set up, monitoring, and violations reporting to the CCOs.

•	On an annual basis during the term of this Agreement, Huntington will certify to the Company’s Board of Directors that it has implemented, monitored, and reported all pertinent information to an appropriate officer of the Company and that it will continue to perform the specific requirements of Huntington’s Compliance Support Program in accordance with the terms of this Agreement.

Huntington Asset Services, Inc.	Spirit of America- 19

Huntington National Bank
41 South High Street
Columbus Ohio 43287

FUND ACCOUNTING FEE SCHEDULE

Huntington’s pricing proposal is subject to change based upon further review of the service requirements.

Additional services not contemplated in this schedule will be negotiated on a case-by-case basis.

I	Base Fees (as defined in the General Description of Fund Accounting Services) [I]

Base Fees are the greater of the annual base fee or basis point fees as follows:

Annual Base Fees (Domestic):
• Complex Minimum	• Number of Funds multiplied by $25,000
• Each Additional Share Class (of an existing portfolio)	• 7,500 per year added to the minimum

Annual Base Fees (lnternational/Global):[2]
• Initial Portfolio (added to complex minimum)	• Number of Funds multiplied by $30,000
• Each Additional Share Class (of an existing portfolio)	• $7,500 per year added to the minimum

Annual Basis Point Fees:

0.03% for the first $250 million in average net assets of the trust;
0.02% from $250 million to $500 million in average net assets of the trust;
0.01 % from $500 million to $1 billion in average net assets of the trust;
0.005% over $1 billion in average net assets of the trust.

[1]	Fees do not include out-of-pocket expenses which include but are not limited to: postage, special reports, proxies, insurance, auditing fees, legal fees, bank fees, record storage, federal and state regulatory filing fees and all other expenses incurred on behalf of the Trust or its individual portfolios. Additional services and/or fees not contemplated in this schedule will be negotiated on a per occurrence basis.

II	Pricing

Security pricing fees are detailed in Appendix A.

III	Other Services

• Multiple advisors/sub-advisors per portfolio	• $10,000 per advisor/sub-advisor in excess of one trading per portfolio
• Multiple custodians	• $5,000 per custodial account in excess of one per portfolio
• ADHOC Report Generation	• $150 per report
• Programming or Custom Data Extraction:
• Programmers	• $150 per hour
• Third Party Vendor	• Quoted As Needed

IV	Repricing Charges

For incorrect or untimely information provided by an Advisor or its Agent, Huntington may charge $500.00 per day for each day that a portfolio is repriced. Huntington reserves the right to charge $50 per occurrence for each information change where repricing is not required, but additional work processes must be performed or repeated, e.g., incorrect/late trade ticket.

Huntington National Bank	3/12/2012	David Lerner Associates Inc. - 3

Huntington National Bank 41 South High Street Columbus Ohio 43287

FUND ADMINISTRATION FEE SCHEDULE

Huntington’s pricing proposal is subject to change based upon further review of the service requirements.

Additional services not contemplated in this schedule will be negotiated on a case-by-case basis.

I	Base Fees (as defined in the General Description of Fund Administration Services) [1]

Base Fees are the greater of the annual base fee or basis point fees as follows:

Annual Base Fees:
• Initial Portfolio	• Number of Funds multiplied by $35,000
• Each Additional Share Class (of an existing portfolio)	• $7,500 per year added to the minimum

Annual Basis Point Fees:

0.05% for the first $250 million in average net assets of the trust;
0.04% from $250 million to $500 million in average net assets of the trust;
0.03% from $500 million to $1 billion in average net assets of the trust;
0.02% over $1 billion in average net assets of the trust;

[1]	Base Fees do not include out-of-pocket expenses which include but are not limited to: printing, postage and handling, shipping, record storage, blue sky state registration fees, edgarizing, regulatory filing fees and all other expenses incurred on behalf of the Trust and its individual portfolios. Additional services and/or fees not contemplated in this schedule will be negotiated on a per occurrence basis.

II	Other Services

Blue Sky Filings	• $100 per filing
CCO Support	• $6,000 per year for the trust

Huntington National Bank	3/12/2012	David Lerner Associates Inc. - 4

Huntington National Bank 41 South High Street Columbus Ohio 43287

INTERNET SERVICES FEE SCHEDULE

Huntington’s pricing proposal is subject to change based upon further review of the service requirements. Additional services not contemplated in this schedule will be negotiated on a case-by-case basis.

MODEL WEBSITE

I	Setup and Maintenance

• Setup and Branding of Standard Pages	• $3,500
• Annual Site Maintenance [1]	• $2,500
• Site Hosting	• $100 per month
• Addition of supplemental materials	• $75 per update

[1]	Annual Maintenance includes quarterly updates of fact sheets, performance and holdings as well as the annual report, semi-annual report, prospectus and forms.

SHAREHOLDER ACCESS

I	Setup and Maintenance

• Setup and Branding of Standard Pages [2]	• $7,500

[2]	Standard pages are branded to include the name of the Fund Family and the Fund logo. Design and layout of the standard pages are subject to change.

II	Base Fees

• Annual Site Maintenance	• $12,000
• Clerical/Maintenance Transactions	• $0.75 each
• Financial Transactions	• $0.40 each
• Inquiry	• $0.05 each
• New Accounts	• $1.90 each

E-DELIVERY

I	Setup and Maintenance

• Electronic Statement Setup	• $3,500

II	Base Fees

• Electronic statements enrollment	• $ 1.00 per enrollment
• Electronic statement creation, delivery and tracking	• $0.40 per statement, minimum $250 per cycle
• Electronic delivery and tracking of material	• $500 per instance, plus $0.40 per electronic delivery

Huntington National Bank	3/12/2012	David Lerner Associates Inc. - 5

Huntington National Bank 41 South High Street Columbus Ohio 43287

CONVERSION AND NEW FUND SET-UP FEES

Huntington’s pricing proposal is subject to change based upon further review of the service requirements.

Additional services not contemplated in this schedule will be negotiated on a case-by-case basis.

I	New Fund Start-Up/Existing Fund Conversion Fee

• New fund establishment (Post Conversion)	• $ 10,000 per portfolio
• Electronic conversion	• Huntington will waive its conversion fees

Please initial each of the pages of these fee schedules and sign below. Your signature indicates acceptance of the fee schedules for Transfer Agency, Fund Accounting, and Fund Administration services.

SPIRIT OF AMERICA FUNDS		HUNTINGTON ASSET SERVICES, INC.

By:		By:

Print Name:	Alan P. Chodosh	Print Name:	R. Jeffrey Young

Title:	Secretary and Treasurer	Title:	Senior Vice President

Date:	June 18, 2012	Date:	6/21/12

Huntington National Bank	3/12/2012	David Lerner Associates Inc. - 6

Huntington National Bank 41 South High Street Columbus Ohio 43287

APPENDIX A – SECURITY PRICING FEES

Security Pricing Fees

ABS	$1.28
Adjustable Rate Mortgage Backed Securities	$0.74
Agency Prices	$0.25
ARMS	$0.80

Canadian Bonds	$0.10
CLOs	5.00 each with a $100 monthly minimum per Security Identifier
CMOs	$0.86

CMO Non-Agency Whole Loan ARMS	$1.08
CMO ARMS	$1.28
Commercial Mortgage Backed Securities	$2.17
Corps/Govt Bonds/Money Mkt	$0.57
Corps/Gov Bonds/MTN (Wkly Priced)	$0.57
Corporate Floaters	$0.50
CMBS	$2.00
Domestic Equities# (Daily Priced)	$0.10
Domestic Equities (Weekly Priced)	$0.10
DUS Pools	$0.50
Emerging Market Prices	$0.50
Floating Rate MTN	$0.51

Hard-to-Value issues (HTV’s)	$3.00
High Yield Corporate	$0.87
High Yield Securities International (Equities, ISMA)	$0.57
International (Bond Evaluations)	$1.10
IO Inverse	$2.50
MBS Bonds	$0.47
MBS Factors* (Flat Fee)	$0.00
MBS Factors (Per Item) (Cum)	$0.45
Mortgage TBA’s	$0.25
Municipal High Yield Bonds	$1.09
Munis	$0.65
Options/Futures (Listed)	$0.10
Preferred Convertible	$1.10
SBAs	$0.65
Specified Pool Pricing	$0.25(1-1000)
	$0.07(1000+	)
Swaps (Credit Default)	$1.60
Swaps (Interest Rate)	$0.30
Treasury	$0.28
Variable Rates	$1.16

Manual/Advisor Provided Pricing/Pricing Support

• $100 per month – up to 5 per day	• $200 per month – above 5 per day
• Pricing support – $75.00 per month per fund	(Bloomberg, MFQS, CCH, etc,)

Huntington National Bank	3/12/2012	David Lerner Associates Inc. - 7